Exhibit 5.1

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LATHAM & WATKINS LLP

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Washington, D.C.
File No. 033466-0021

December 11, 2003

Compass Minerals International, Inc.

8300 College Boulevard

Overland Park, Kansas 66210

Re:	Registration Statement No. 333-110250; 2,275,000 shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

In connection with the registration by Compass Minerals International, Inc., a Delaware corporation (the “Company”), of an additional 2,275,000 shares of common stock, par value $0.01 per share (the “Shares”), pursuant to Rule 462(b) of the Securities Act of 1933, as amended, on Form S-1 filed with the Securities and Exchange Commission on December 11, 2003 (File No. 333-        ), (the “Resistration Statement”) you have requested our opinion set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transition only of the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Validity of the Common Stock.”

Very truly yours,

/s/    Latham & Watkins LLP